                                                                   Exhibit 10.15



                                   AGREEMENT


     This Agreement is made by and between K & K Enterprises, with principal offices in Noida, India ("Majority Owner") and Aura Systems, Inc. ("Aura"), a Delaware corporation, with principal offices in El Segundo, California, USA, for the formation of a joint venture between them.


                                   WITNESSETH


     WHEREAS, Aura has developed, and is the owner of patented and proprietary technology relating to the development, design and manufacture of electromagnetic transducers;

     WHEREAS, Aura has identified product applications incorporating the Aura patented and proprietary technology;

     WHEREAS, Aura does not possess the resources with which to pursue the manufacture of such product applications;

     WHEREAS, Majority Owner is interested in funding the further manufacture of products for such applications incorporating the Aura proprietary technology in exchange for certain rights;

     WHEREAS, to accomplish the above, the parties are desirous of entering into a joint venture to further the development, design, manufacture and marketing of such industrial applications.

     NOW, THEREFORE, the parties hereby acknowledge this Agreement to be the understanding reached by and between the parties hereto as of the date set forth hereinbelow:


1.   OBJECT

     (a) The object of this Agreement is to form an India company to be called Dewan Aura International (hereinafter referred to as "NEWCO") with principal offices in or about Noida under the joint ownership of Majority Owner and Aura for the manufacture of products (within the scope of a certain license agreement more particularly set forth hereinbelow) incorporating Aura patented and proprietary technology. NEWCO will conduct business as an independent entity separate and apart from its shareholder.

     (b) Majority Owner acknowledge that time is of the essence of making and performance of this Agreement.

2.   STRUCTURE

     (a) The ownership of NEWCO will be 40% held by Aura and 51% held by Majority Owner. Upon incorporation of NEWCO as a privately held company, NEWCO shall issue shares (in an amount to be determined) equal to such percentages.

     (b) The NEWCO Board of Directors shall be comprised of five board members, two of which shall be appointed by Aura and three of which shall be appointed by Majority Owner. Majority Owner shall serve as Chairman of the Board. Each party shall have the sole power to appoint its respective board members and each party shall have the sole power to remove and replace or substitute its respective board members.

     (c) Aura and Majority Owner agree that the Articles of Incorporation of NEWCO, and/or its By-Laws, shall provide and establish the structure of the Board of Directors as set forth in Section 2(b), including the number of its members and the representations on the NEWCO Board of Directors by the parties hereto, and further agree that such provision in the Articles of Incorporation and/or the By-Laws of NEWCO shall not be amended or modified unless such amendments or modifications are consented to by a three-quarters vote of the NEWCO shareholders.

     (d) Aura and Majority Owner agree that the Articles of Incorporation of NEWCO, and/or its By-Laws, shall provide and establish that NEWCO shall not be liquidated unless such liquidation is approved by a three-quarters vote of NEWCO shareholders, and further agree that such provision in the Articles of Incorporation and/or the By-Laws of NEWCO shall not be amended or modified unless such amendments or modifications are consented to by a three-quarters vote of the NEWCO shareholders.

     (e) Majority Owner shall manage the administration of NEWCO. Aura shall have primary responsibility over development and design of the products. Majority Owner shall have primary responsibility over manufacturing of the products and financing of NEWCO.

     (f) NEWCO shall be incorporated as soon as practicable after execution of this Agreement.

     (g) NEWCO, upon receiving its initial capitalization, shall establish a factory in Noida, India.

3.   CONTRIBUTION AND COMMITMENTS

     (a) Aura shall contribute and has contributed to NEWCO a working prototype of an exemplary product of the type to be manufactured by NEWCO.

     (b) NEWCO shall purchase from Aura the license described in Article 4. Majority Owner shall contribute to NEWCO 51% of the license fee to be paid by NEWCO to Aura. Similarly, Aura shall contribute to NEWCO 30% of the license fee to be paid by NEWCO to Aura.

     (c) The parties shall contribute working capital in the amount of $240,000.00 to NEWCO in proportion to their ownership interest. Additional capital shall be contributed as needed in proportion or by either, as required, in the form of a loan at prevailing commercial bank loan interest rates. Such loans shall be approved by a three-quarters majority of the Board. Additional financing by third parties shall dilute each party in equal shares of their ownership proportion.

     (d) Majority Owner shall make arrangements to facilitate and coordinate all engagements and necessary licenses with local governments and regulatory authorities.

     (e) Each of the parties shall further contribute, without compensation for consultancy or otherwise, their respective expertise and know how regarding the Board and management functions assumed under Article 2 of this Agreement. Nothing contained in this paragraph 3(d) shall limit or restrict Aura's rights to receive payment from NEWCO for engineering services ordered by NEWCO. Any such order for engineering services shall, however, be at Aura's standard labor rates burdened with overhead and G & A, as defined by generally accepted accounting principals, plus 10%.

     (f) Aura shall provide training to NEWCO personnel at Aura's facility to establish the assembly procedure for manufacturing the Product. Any additional expenses not related to the technology transfer under the license, including but not limited to travel, per diem fees and special materials, which may be required of Aura at NEWCO's facility, shall be reimbursed by NEWCO to Aura at Aura's regular billing rates, and shall be initiated at NEWCO's sole discretion..

     (g) Aura shall purchase from NEWCO the licensed products (as defined below) at $30.50 per pair according to the following schedule:
          (in thousands of units):

                   Year 1                             Units
                   --------------                     -----
                   1st Quarter                          60
                   2nd Quarter                          60
                   3rd Quarter                          80
                   4th Quarter                          80
                                                       ---
                                                       280
                   Year 2
                   --------------
                   1st Quarter                         100
                   2nd Quarter                         100
                   3rd Quarter                         120
                   4th Quarter                         120
                                                       ---
                                                       440
                   Year 3
                   --------------
                   1st Quarter                         130
                   2nd Quarter                         130
                   3rd Quarter                         150
                   4th Quarter                         150
                                                       ---
                                                       560


                   Years 4 - 17
                   ------------

                   150,000 per Quarter

                   Aura's obligations on this Paragraph 3(g) shall be suspended in the event of Force Majeure. For the purposes of Aura's purchase obligations, the term "force majeure" shall mean an act of god, strike, lockout, act of public enemy, war, blockade, public riot, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension. Aura shall use all reasonable diligence to remove the force majeure as quickly as practicable. In the event Aura claims an event of force majeure, the payments outlined in Paragraph 4(b) of this Agreement shall be suspended for a like period or periods of time.

4.   LICENSE

          (a) AURA hereby grants to NEWCO an exclusive, life of patents, non-transferable, non-assignable and non-divisible right, license, without further right of sub-license and privilege to use the Aura patented and proprietary technology, including patents, patent applications and trade secrets (hereinafter referred to as the "Licensed Technology") in the field of electromagnetic transducers for audio sound enhancement (hereinafter referred to as either the "License Field") for the manufacture of products in the License Field incorporating the Licensed Technology (hereinafter referred to as the "Licensed Products").

          (b) In consideration of the license granted by Aura to NEWCO, NEWCO agrees to pay to Aura a one-time, non-creditable, lump sum, non-refundable license fee according to the following schedule:

Year 1
-----------
1st Quarter           $  178,571
2nd Quarter              178,571
3rd Quarter              357,143
4th Quarter              285,714
                         -------
                                                     $  999,999 per Year
Years 2 and 3
-------------
1st Quarter           $  500,000
3rd Quarter              500,000
                         -------
                                                       1,000,000 per Year

Years 4 and 5
-------------
Per Quarter           $  142,857                         571,428 per Year


Years 6 through 17
------------------
(for life of license)
---------------------
Per Quarter            $  71,428                         285,712 per Year
                                                     -----------
TOTAL                                                $ 7,285,687
                                                     ===========

          Except for such subsequent events as specified in this Paragraph 3(b), no contingency shall exist to Aura's receipt of the License Fee when due. NEWCO's obligations to pay the License Fee when due shall be suspended: (i) in the event of a material breach by Aura of its obligations under Paragraph 3(g); and (ii) in the event of Aura's suspension of payments under Paragraph 3(g) due to Force Majeure. The parties agree to execute such license, on usual and customary terms not inconsistent with this Agreement, within 5 calendar days of the signing of this Agreement.

     (c) Majority Owner further agrees not to compete in the License Field with either Aura or NEWCO, nor invest in or fund others in competition with Aura or NEWCO in the License Field. The covenant of this paragraph 4(b) shall survive termination of this Agreement for a period of seven
          (7) years. Nothing contained herein shall prohibit ownership of shares in any company in competition with Aura or NEWCO provided that such ownership does not exceed 4.9% of the outstanding shares of such company.

     (d) In the event an assignment of any or all of the Aura proprietary technology is made for the benefit of creditors under either Chapter 7 or Chapter 11 of the U.S. Bankruptcy Law, then this license shall not revert and the assignee-creditor takes title to such transferred technology subject to the terms of this Agreement.

     (e) In the event an assignment of any or all of the assets of NEWCO is made for the benefit of creditors under an Indian analog to Chapter 7 of the U.S. Bankruptcy law, then the sub-license granted to NEWCO shall terminate and all rights under the sub-license revert to Aura.

     (f) Any and all improvements to the Licensed Technology made by Aura subsequent to the date of this Agreement shall be licensed to NEWCO under the same terms and conditions as set forth in Section 4(a) without further payment of license fee or royalty to Aura.

     (g) Any and all improvements to the Licensed Technology made by NEWCO (without funding or other assistance by Aura) shall belong to NEWCO subject to a grant of a fully paid, royalty free license to Aura for such improvements.


5.   BOOKS AND RECORDS

     (a) NEWCO shall establish and maintain at its principal place of business, or at such other place as the parties may consent to in writing, full, true and accurate books of account, records and other data, kept in accordance with generally accepted accounting principles, containing all particulars necessary for a precise auditing of the complete financial statements of NEWCO. The parties and its agents, including their accountants and attorneys, shall, during the term of this Agreement, have the right, during normal business hours, and upon reasonable prior notice, to inspect and make extracts from such books of account, records and other data relating to the financial condition of NEWCO provided, however, that such examinations shall be conducted no more often than once for each fiscal year period.

     (b) All financial reporting and accounting of NEWCO shall be performed by a qualified, independent international auditor.


6.   REPRESENTATIONS AND WARRANTIES

     (a) AURA represents and warrants to Majority Owner that, as of the date of this Agreement: (i) AURA has the corporate power and authority to enter into and to carry out the terms and provisions of this Agreement; (ii) AURA has not entered into any agreement or understanding regarding the manufacture of the Licensed Products in the License Field which is in conflict with or inconsistent with any of the terms or conditions of this Agreement; (iii) AURA has no actual knowledge after diligent inquiry that its Licensed Technology or Licensed Products conflict with, violate or infringe any rights of any third party, and (iv) there are no actions or proceedings pending, or to Aura's knowledge, threatened, which would prevent or make unlawful the consummation of the transactions contemplated by this Agreement.

          Aura will indemnify NEWCO and Majority Owner from and against any cost, expense, lawsuit, legal proceeding, judgment or liability arising out of or associated with any claim brought by any third party claiming a violation or infringement by the Licensed Technology or Licensed Products of such third party's patent rights wheresoever situated.

          NEWCO and Majority Owner shall have the right to engage independent counsel to defend any claims of such third parties for violations/infringement of any patent or intellectual property rights, the cost of which shall be borne solely by Aura.

          Aura has applied for and received a patent from the United States Patent Office relating to the License Technology and has not granted any rights to any third party which are inconsistent with the rights to be granted NEWCO under the License Agreement.

     (b) Majority Owner represents and warrants to AURA that, as of the date of this Agreement: (i) Majority Owner has the power and authority to enter into and to carry out the terms and provisions of this Agreement, (ii) the execution, delivery and performance of this Agreement by Majority Owner will not conflict with or violate any agreements or understandings to which Majority Owner is a party or by which it may be bound, (iii) Majority Owner has the financial resources, liquidity, equity, credit and net worth to make the contribution and arrange for the credit to be extended to NEWCO as required under Section 3(b), and (iv) there are no actions or proceedings pending, or to either's knowledge, threatened, which would prevent or make unlawful the consummation of the transactions contemplated by this Agreement.

     (c) The parties represent and warrant to each other that neither of them shall liquidate its ownership of NEWCO without first offering to the other of them the right to obtain the liquidating party's ownership upon the same or better term's to the liquidating party as offered by a third party.

     (d) The parties agree that NEWCO shall warrant the Licensed Products to be free from defects in material and workmanship upon such terms as shall be agreed to in writing between NEWCO and its customers. NEWCO shall indemnify and hold Aura and Majority Owner harmless from all loss resulting from the manufacture, use or sale of licensed products.


7.   INSURANCE

     (a) NEWCO shall at all times during the term of this Agreement and thereafter carry Director and Officer insurance, business interruption insurance, hazard (including, but not limited to fire, earthquake, flood, theft and burglary) and general liability insurance, and any other insurance required under law, covering acts, omissions or occurrences during the term of this Agreement, in the amount of the actual replacement value of building, equipment and inventory, per occurrence (or such other amount as the parties shall determine to be reasonable). Such policies shall name AURA and Majority Owner as additional insureds and beneficiaries in the same percentages of their respective stock ownership in NEWCO. NEWCO shall use its best efforts to obtain a policy which provides that it shall not be cancellable except upon thirty (30) days prior written notice to AURA and Majority Owner. NEWCO agrees to provide Aura and Majority Owner with one or more certificates evidencing the insurance coverage hereunder and the insurance policies promptly upon the request of Aura and/or Majority Owner. Aura, Majority Owner and NEWCO acknowledge that insurance markets are rapidly changing and that insurance in the form and amounts described in this paragraph may not be available in the future. In such event, NEWCO shall nevertheless maintain insurance coverage which is customary and commercially reasonable.

8.   DEFAULT

     (a) Each of the following shall constitute an event of default hereunder ("Event of Default"): (i) Either Party fails to perform any material covenant or agreement contained in this Agreement and Either Party fails to perform such covenant following thirty (30) days' written notice from the other party and opportunity to cure, provided, however, if the default is of such a nature that it cannot reasonably be cured within such thirty (30)-day period, then the defaulting party shall not be deemed to be in default so long as the defaulting party promptly commences to cure such default and diligently pursues such cure to completion; (ii) Any representation or warranty of either party herein shall prove to be incorrect in any material respect;
          (iii) Majority Owner shall at any time challenge or otherwise assert the invalidity of any of AURA's rights to Licensed Technology licensed hereunder; or (iv) Majority Owner or AURA makes a general assignment or general arrangement for the benefit of creditors without the prior written consent of the other party, a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against either party and is not dismissed within thirty (30) days, a trustee or receiver is appointed to take possession of all or a substantial portion of either party's properties and possession thereof is not restored to such party within sixty (60) days, or all or a substantial portion of either party's assets shall be subjected to attachment, execution or other judicial seizure which is not discharged, stayed or bonded within sixty (60) days.

     (b) If a Default shall occur hereunder, either party shall have the right, to be exercised by it in its sole discretion (after reasonable opportunity to cure the default has been given), to terminate this Agreement upon written notice to the defaulting party. The right of either party to terminate this Agreement for Default shall be in addition to any other rights or remedies to which either party shall be entitled at law. Termination of this Agreement shall be without prejudice to any rights or remedies which either party may have, under this Agreement

     (c) In the event this Agreement is terminated by Aura by reason of default of Majority Owner, then the license granted to NEWCO under Section 4(a) shall terminate and revert to Aura.

9.   SECRECY

     (a) AURA has taken reasonable security measures to protect the secrecy of its proprietary technology in electromagnetic transducer and electromagnetic transducer systems. The parties agree that this proprietary technology is valuable only so long as it remains secret. Accordingly, each party agrees to take all steps reasonably necessary to protect Confidential Information (as hereinafter defined) from entering the public domain or falling into the hands of unauthorized third parties. All information which in any way embodies, evidences or relates to the proprietary technology is referred to herein as "Confidential Information". Confidential Information excludes any information which is or becomes in the public domain by public use, publication, general knowledge or similar means other than by breach of this Agreement.

     (b) Each party agrees to take reasonable steps to maintain the secrecy of Confidential Information.


10.  BUSINESS PLAN

     (a) The parties hereto shall, as soon as practicable after execution of this Agreement, develop a business plan for NEWCO.


11.  SUCCESSORS

     (a) Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.


12.  SEVERABILITY

     (a) The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable. In the event that any act, regulation, directive, or law of a government having jurisdiction and respect of this Agreement, including its departments, agencies or courts, should make it impossible or prohibit, restrain, modify or eliminate any act or obligation of Majority Owner under this Agreement, Aura shall have the right, at its option, to suspend this Agreement or to make such modifications therein as may be necessary.

13.  NOTICES

     (a) All notices and other communications permitted or required by the provisions of this Agreement shall be in writing and shall be personally delivered or deposited in the United States Mail, bearing adequate first class postage and addressed as hereinafter provided. Notices delivered in person shall be effective upon the date of delivery. Notices by mail shall be effective upon the receipt thereof by the addressee or upon the tenth (10th) calendar day after being deposited in the U.S. mail, as the case may be, whichever is earlier. Any party hereto shall have the right from time to time and at any time while this Agreement is in effect to change the respective addressees thereof and each shall have the right to specify as the address thereof any other address. Any notice herein required or permitted to be given may be given, in addition to the manner set forth above, by courier, telex, TWX, cable or facsimile transmission, provided that the party giving such notice obtains acknowledgment by courier proof of delivery, telex, TWX, cable or facsimile transmission that such notice has been received by the party to be notified. Notice given in this manner shall be effective upon transmission of acknowledgment of receipt of same by the parties to be notified.


14.  DISPUTES

     (a) All disputes between the parties arising under or out of this Agreement shall be settled by arbitration conducted in Los Angeles, California. Either side to the dispute may institute arbitration by giving written notice to the other party of its intention to arbitrate.

     (b) Unless otherwise expressly provided herein or agreed upon by the parties in writing, the arbitration shall be conducted in accordance with the commercial rules then obtaining of the American Arbitration Association.

     (c) Any award made pursuant to arbitration may be entered as a judgment by any court of competent jurisdiction upon the application of any party to said arbitration. Such award shall include an award of costs and reasonable attorney's fees incurred by the prevailing party.

     (d) Notwithstanding the foregoing provisions of this Paragraph 11, either party shall have the right to petition a court of appropriate jurisdiction seeking injunctive or other similar relief pending the conclusion of any arbitration proceedings.

15.  LITIGATION

     (a) In the event of any litigation or proceeding in arbitration between the parties arising in any manner out of this Agreement or the asserted breach thereof, the prevailing party shall recover court costs or costs of arbitration, as appropriate, and actual attorneys' fees.


16.  WAIVER

     (a) The waiver or excuse by either party hereto as to any breach, default or deficiency and the performance by the other party of any duty or obligation by the other party to be performed hereunder shall not constitute or be deemed a continuing waiver or excuse of the same or any other duty or obligation owed by the other.


17.  REMEDIES NOT EXCLUSIVE

     (a) No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any of the parties shall not constitute a waiver of the right to pursue other remedies.


18.  CAPTIONS

     (a) Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.


19.  ENTIRE AGREEMENT

     (a) This Agreement contains the entire understanding between the parties concerning the subject matter of this Agreement and supersedes all prior understandings and agreements, whether oral or written, between them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein. This Agreement may be modified only by an agreement in writing signed by all of the parties hereto.

20.  COUNTERPARTS

     (a) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.


21.  GENDER; NUMBER

     (a) Terms used herein in any number or gender include other numbers or genders, as the context may require.


22.  GOVERNING LAW

     (a) This Agreement is made and entered into in the State of California, United States of America. It is the intention of the parties hereto that this Agreement shall be subject to and shall be enforced and construed under tenets of international law.


     WHEREFORE, the parties agree that this Agreement constitutes and memorializes the understanding reached by and between the parties on the date set forth hereinbelow, and intend to be legally bound by the mutual covenants, terms and conditions herein. The parties shall use their best efforts to enter into a definitive agreement setting forth the entire relationship between the parties hereto.



AURA SYSTEMS, INC.                  K & K ENTERPRISES



By:/s/ Harry Zvi Kurtzman           By: /s/Brigadier Ashok Dewan
   ---------------------                ------------------------
   Harry Zvi Kurtzman                   Brigadier Ashok Dewan
   Chief Executive Officer

Date:  July 12, 1995                Date:  July 12, 1995